SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) March 18, 1998



                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                  93-0584541
(State of incorporation)      (Commission File           (IRS Employer
                                   Number)              Identification No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                   (Zip Code)

                              (503) 671-6453
             (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

The Registrant issued the following press release on March 18, 1998:

NIKE REPORTS THIRD QUARTER 1998 EARNINGS;
FY 1998 RESTRUCTURING CHARGE TO BE BETWEEN $125 - $175 MILLION; WORLDWIDE FUTURES ORDERS DECREASE 9 PERCENT

Highlights:
Revenues for the quarter decreased 8% to $2.22 billion; Earnings per are $0.25 versus $0.80.
Restructuring charge of $125 - $175 million expected in FY98.
Global footwear revenues down 16 percent; global apparel up 11 percent. Worldwide Futures Orders decreased 9 percent; down 7 percent in constant dollars.

Beaverton, OR (March 18, 1998) -- NIKE, Inc. (NYSE:NKE) today reported revenues and earnings for the Company's third quarter ended February 28, 1998. Third quarter net income totaled $73.1 million or $0.25 per diluted share compared to $237.1 million, or $0.80 per diluted share. Third quarter revenues were $2.22 billion, down 8 percent from $2.42 billion last year.

The Company also reported that fourth quarter fiscal 1998 earnings will be reduced by an estimated restructuring charge of between $125 and $175 million. Included in the charge will be costs associated with the anticipated reduction in the Company's global workforce of approximately 1,600 positions, or seven percent of the workforce. The charge is also expected to include provisions for asset write-downs, lease abandonments and other costs.*

These measures, combined with the Company's efforts to maintain an efficient cost structure in the face of a difficult short-term market in the U.S. and Asia Pacific, are expected to result in projected reduced spending in excess of $100 million in fiscal 1999.*

In addition to the restructuring charge, the Company's gross margins for the year will be negatively impacted by approximately $100 million compared to Fiscal 1997, due to increased close-out sales and write-downs of slow moving inventories.*

Philip H. Knight, Chairman and CEO, said, "The actions we announce today, as difficult as they are to undertake as they impact our human assets, will result in a leaner and more competitive NIKE as we move into fiscal 1999. Our explosive growth in the three years prior to this one caused us to dramatically increase our workforce from 9,500 to almost 22,000 employees at the end of fiscal 1997.

"In spirit, NIKE remains a company that is about change. Going forward into this challenging period, we must look to new initiatives, ambitious thinking and new metrics for measuring our success to supplement our core value of creating the best products for athletes. Our goal is to continually invest in the future of NIKE, so that we are better poised to leverage those investments when our business is back on the path of growth.*

"Looking ahead into fiscal 1999, we foresee continued pressure on our earnings resulting from our difficulties in the Asia Pacific market. Our near-term prospects in Japan and Korea, combined with the negative effect of the strong U.S. dollar, will continue to burden earnings through at least the first half of fiscal 1999. Going forward, we believe that the significant infrastructure reductions we have made in our regional office in Hong Kong strategically position us closer to the individual markets. We remain resolute in our belief that the Asia Pacific region holds the greatest long-term opportunities for growth."*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, including orders for NIKE Japan, scheduled for delivery between March and July 1998 total $4.0 billion, 9 percent lower than such orders for the same period last year. Had the U.S. dollar remained constant at year-ago levels, worldwide futures orders would have decreased 7 percent.*

Looking at futures orders by region, the USA region was down 13 percent, Europe increased 15 percent, Asia Pacific was down 34 percent and the Americas was up 9 percent. In constant dollars, futures orders for Europe increased 16 percent, Asia Pacific decreased 26 percent and Americas was up 12 percent.*

Regional Highlights

USA
U.S. athletic footwear revenues declined 18 percent to $800.4 million, compared to $980.4 million in the same period last year. U.S. athletic apparel revenues declined 5 percent in the quarter to $331.0 million. Mr. Knight noted, "We continued to see a highly promotional retail environment in the U.S. in the third quarter, resulting in gross margin pressure on a higher percentage of our footwear. The encouraging news is that our close-out inventory continues to sell through at a strong pace and we anticipate our U.S. inventories to be in a more normalized position by the end of fiscal 1998."*

Europe
European revenues in the quarter increased 4 percent to $568.0 million. Had the dollar remained constant at year-ago levels, revenues would have increased 11 percent. Italy, France and Spain all showed double digit revenue growth in constant dollars. "The double digit increase in futures orders is a good indication of our growing brand strength in Europe, particularly in apparel," said Mr. Knight. "Looking out to FY99, we anticipate continued pressure on pricing margins due to the continued strength of the US dollar."*

Asia Pacific
Revenues in the Asia Pacific region declined 17 percent to $273.3 million. In constant dollars, regional revenues decreased 2 percent. Revenues in Japan declined 10 percent, but were flat in constant dollars. Korea saw the largest decline in the quarter, with revenues down 52 percent and down 20 percent in constant dollars. Mr. Knight noted, "We are actively engaged in moving excess inventory in this region through existing channels, through the addition of NIKE factory outlet stores, and by moving some of this product to other regions. We believe we are adequately reserved for the impact this close-out inventory will have on our gross margins but remain cautious on the impact this inventory will have on our business going forward in FY99, particularly in Japan and Korea."*

Americas
Revenues in the Americas region grew 27 percent to $133.1 million. Had the dollar remained constant, revenues would have increased 32 percent. Double digit revenue gains were recorded in every major country with Canada up 28 percent in constant dollars.

Global Category Highlights

Despite a decrease in global footwear revenues of 16 percent, key growth categories such as golf, soccer and Jordan brand footwear all showed increases of over 80 percent. Global apparel revenues again showed strength across most major categories, including our largest one, training, which increased 19 percent. Other global apparel categories showing strong growth were tennis, kids, soccer and golf.

Income Statement Review

In the third quarter, U.S. athletic footwear and apparel revenues totaled $1.1 billion, a decrease of 15 percent. Non-U.S. athletic footwear and apparel revenues decreased 1 percent to $974.3 million. Had the U.S.
dollar remained constant at year-ago levels, non-U.S. revenues would have increased 9 percent in the quarter. Other revenues, which include
NIKE equipment, Bauer, Cole Haan(R), Tetra Plastics and Sports Specialties, increased 6 percent to $118.3 million. Selling and administrative expenses were 29.3 percent of third quarter revenues, compared to
23.8 percent last year.

Balance Sheet Review

Cash and short-term investments decreased to $150.3 in the third quarter. The current ratio as of February 28, 1998, was 2.1 to 1. Total U.S. footwear inventory units ended the quarter up 9 percent compared to November 30, 1997, and up 7 percent from February 28, 1997.

Share Repurchase

During the third quarter, the Company purchased a total of 2.7 million shares of NIKE's Class B Common Stock for $123.2 million, completing the $450 million program approved in July 1993 and beginning the $1 billion program approved in December 1997. In the quarter, 2.4 million shares were purchased under the July 1993 program for $108.2 million. Total shares purchased since July 1993 were 23.7 million. Under the new $1 billion, four-year program, the Company purchased a total of 355,000 shares for approximately $15.0 million.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Bauer Inc., the world's leading manufacturer of hockey equipment; Cole Haan, which markets a line of high-quality men's and women's dress and casual shoes; and Sports Specialties Corporation, which markets a full line of licensed headwear. Total revenues for the trailing twelve months ending February 28, 1998, were $9.6 billion.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.

NIKE's earnings releases and other financial information are available on the Internet at NikeBiz.com.

                                    NIKE, INC.
                         CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED FEBRUARY 28, 1998
                        (In thousands, except per share data)

INCOME                    QUARTER ENDING                 Y-T-D ENDING
STATEMENT             2/28/98       2/28/97          2/28/98       2/28/97
Revenues            $2,223,995    $2,423,648       $7,245,366    $6,812,608

Costs & Expenses
  Cost of Sales      1,428,849     1,435,427        4,503,836     4,075,174
  SG&A                 651,378       577,579        1,903,338     1,637,569
  Interest Expense      13,167        15,793           47,222        38,687
  Other                  7,983         7,716           27,473        16,210
    Total Costs      2,101,377     2,036,515        6,481,869     5,767,640
                     _________     _________        _________     _________

Pre-tax Income         122,618       387,133          763,497     1,044,968
Income Taxes            49,500       150,000          296,200       404,900
                     _________      ________        _________     _________

Net Income             $73,118      $237,133         $467,297      $640,068
                      ========      ========        =========     =========
Diluted EPS              $0.25         $0.80            $1.58         $2.16
Basic EPS                $0.25         $0.82            $1.61         $2.22
                      ========      ========        =========     =========
Weighted Average Common Shares Outstanding:
Diluted                293,185       297,368          295,816       296,915
Basic                  287,585       288,568          289,292       288,183
                      ========      ========        =========       =======

Dividend                 $0.12         $0.10            $0.34         $0.28
                      ========      ========        =========       =======

                            QUARTER ENDING            Y-T-D ENDING

Divisional Revenues       2/28/98     2/28/97      2/28/98      2/28/97
=========================================================================
U.S. Athletic Footwear   $800,410    $980,369    $2,644,077    $2,796,823
U.S. Athletic Apparel     330,958     348,702     1,174,459     1,067,474
                         ________   _________     _________     _________
   Total U.S. Athletic   1,131,368  1,329,071     3,818,536     3,864,297
International Footwear     595,433    689,064     1,910,215     1,754,831
International Apparel      378,857    293,821     1,091,303       788,181
                         _________   ________     _________     _________
   Total International     974,290    982,885     3,001,518     2,543,012
Other Brands               118,337    111,692       425,312       405,299
                         _________   ________     _________     _________
   Total                $2,223,995  $2,423,648   $7,245,366    $6,812,608

                         QUARTER ENDING            Y-T-D ENDING
Percentage Change            2/28/98                  2/28/98
================================================================
U.S. Athletic Footwear        -18%                      -5%
U.S. Athletic Apparel          -5%                      10%
                              ___                       ___
   Total U.S. Athletic        -15%                      -1%
International Footwear        -14%                       9%
International Apparel          29%                      38%
                              ___                       ___
   Total International         -1%                      18%
Other Brands                    6%                       5%
                              ___                       ___
   Total                       -8%                       6%

=============================================================
BALANCE SHEET              2/28/98               2/28/97
=============================================================
   ASSETS
Cash & Investments        $150,280               $300,801
Accounts Receivable      1,809,830              1,850,310
Inventory                1,566,099              1,089,143
Deferred Taxes             138,008                109,660
Prepaid Expenses           228,815                150,586

                       __________________________________
    Current Assets       3,893,032              3,500,500

                       __________________________________

Fixed Assets             1,710,068              1,294,483
Depreciation               618,549                465,691

                       __________________________________
    Net Fixed Assets     1,091,519                828,792

                       __________________________________
Identifiable Intangible
   Assets and Goodwill     449,718                467,497
Other Assets               203,834                147,712

                       __________________________________
Total Assets            $5,638,103             $4,944,501

                       ==================================
  LIAB AND EQUITY
Current Long-Term Debt      $1,960                 $2,641
Payable to Banks           629,665                527,393
Accounts Payable           471,575                511,802
Accrued Liabilities        674,179                506,859
Income Taxes Payable        59,369                 55,146

                        _________________________________
  Current Liabilities    1,836,748              1,603,841

Long-term Debt             385,311                289,375
Def Inc Taxes & Oth Liab    41,167                 36,486
Preferred Stock                300                    300
Common Equity            3,374,577              3,014,499

                        _________________________________
Total Liab. & Equity    $5,638,103             $4,944,501


  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                        (Registrant)

Date:  March 24, 1998


                                         By /s/ Robert E. Harold
                                            Chief Financial Officer